ASSET PURCHASE AGREEMENT

THIS AGREEMENT ("Agreement") made this 3 day of April, 2023, by and between Treasure Drive Ltd., a British Virgin Island corporation ("Seller"), and Trend Innovations Holding, Inc., a Nevada corporation (“Company” or "Purchaser" or “Buyer”).

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1.	Seller shall sell and Purchaser shall purchase, free and clear of all liens, encumbrances and liabilities, the assets of Seller's business, which are more fully described and enumerated in Schedule A, which is attached and by this reference made a part hereof, which in essence includes certain source codes and pending patent applications that have applications in a variety of areas including creating systems and methods of facilitating digital rating and secured sales of digital works as well as core virtual reality platforms known as digital auction systems, rating and secure sales via open bid auctions including all patents issued, pending or filed which Seller owned by assignment from third parties (the "Assets"). The parties intend that the transaction under this Agreement qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986. A Detailed description of the Assets attached as Exhibit A and consist as integral part of this agreement.

2. Purchaser shall issue to the Seller 5,000 Series A Preferred Shares of Buyer with face value of $5,000 per share which are convertible into common stock of Buyer at 5% discount of Buyer’s 10-day average closing price at the time of conversion. The conversion will include a 4.99% beneficial owner limitation (the “Preferred Consideration” or “Consideration”), which Preferred Consideration will be delivered upon the Buyer filing a Certificate of Amendment to its Certificate of Incorporation.

Further conditions to the Preferred Consideration

(a)	Lock-Up. During the nine month period following the Closing (“Lock-Up Term”), without the prior approval of the Buyer, the Sellers shall not, and shall cause its affiliates not to, converte, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer the Consideration or the shares of common stock issuable upon conversion of the Consideration (the “Buyer Stock”), or any equivalents, including, without limitation, any “short sale” or similar arrangement, or swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Consideration or the Buyer Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise, including, without limitation, any “short sale” or similar arrangement.

(b)	Effect of Failure by Buyer to Obtain Nasdaq Listing During the Lock Up Term. If the Buyer is unable to up-list to Nasdaq either through a business combination or otherwise, upon expiration of the Lock Up Term, if requested by the Seller within three (3) business days of the expiration of the Lock-Up Term, the Buyer and the Seller shall take the following actions:

(c)	the Seller shall return the Consideration to the Buyer;

(d)	the Buyer shall cancel the Consideration on the books and records of the Buyer;

(e)	the Buyer shall return the Stock to the Sellers;

(f)	the Buyer and the Seller shall enter into an agreement terminating this Agreement and all ancillary agreements providing that such agreements are void and of no further force and effect (except as may be specified therein) and setting forth the rights and obligations of the parties post-termination, if any;

(g)	each party shall be responsible for their own liabilities in connection with any unwinding under this section; and

(h)	the Buyer and the Seller shall deliver such other agreements, certificates, instruments and documents as may be reasonably necessary and shall cooperate in good faith with one another in order to unwind the transactions contemplated by this Agreement and any ancillary agreements; provided that each party shall, except as otherwise set forth herein, bear its own costs to unwind the transactions contemplated by this Agreement and the ancillary agreements (including, for the avoidance of doubt, with respect to any regulatory filings required to be made with any governmental body).

3. Seller shall sell, assign, transfer, and convey to Purchaser the Assets, free of all liabilities.

4. All equipment included in the sale shall be in good working condition at the time of sale. Purchaser shall accept the Assets "as is" without warranty as to their condition and operation.

5. The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before April 1, 2023 ("Closing Date") at Purchaser’s corporate office, hereinafter referred to as the ("Closing"). At the Closing, Seller shall deliver to Purchaser possession of the Assets, and good and sufficient instruments of transfer, conveying and transferring the Assets to Purchaser. Such delivery shall be made against payment and delivery to the Seller of the price as set forth herein above. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the Assets. The parties will attempt that Closing will take place before the Corporate Actions being effective, as it was fled as definitive already.

6. Seller covenants, warrants and represents:

(a) It is not presently involved in any activity or outstanding dispute with any taxing authority as to the amount of any taxes due, nor has it received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b) It is the owner of and has good and marketable title to all of the Assets enumerated in the attached Schedule A, free from all encumbrances.

(c) Seller shall indemnify and hold harmless Purchaser from any and all claims of its creditors and such Assets shall transfer to Purchaser, free and clear of all liens and encumbrances.

All representations and warranties made by Seller shall survive the Closing.

7. Seller hereby assumes all risk of loss, damage or destruction resulting from fire or other casualty from the date hereof to the time of transfer of Assets and Closing.

8. This Agreement shall be binding upon the personal representatives, successors and assignees of the parties. This Agreement and any accompanying instruments and documents include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

9. All covenants, warranties and representations herein shall survive this Agreement and the Closing Date.

10. This Agreement shall be governed in all respects by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

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TREASURE DRIVE LTD	TREND INNOVATIONS HOLDING, INC.

By: ________________________	By: ________________________
Name: Mauricio Lara	Name: Natalija Tunevic
Title: Chief Executive Officer	Title: Chief Executive Officer

Address:	Address:

Treasure Drive LTD	Trend Innovations Holding, Inc
c/o Mauricio Lara	Attention: Nataljia Tunevic, CEO
Mill Mall Tower, 2nd Floor	44A Gedimino Avenue
Wickhams Cay 1 – PO Box 4406	Vilnius Lithuania LT-01402 Lithuania
Road Town Tortola British Virgin Island